Exhibit 10.1

THE TRAVELERS COMPANIES, INC.

385 Washington Street

St. Paul, Minnesota  55102

As of March 24, 2014

Jay S. Fishman

485 Lexington Avenue

New York, NY 10017

Re:                             Relinquishment of Guaranteed Minimum Annual Equity Grant and “Golden Parachute” Excise Tax Gross Up Protection

Dear Jay:

I am writing to confirm your agreement to relinquish certain of your rights under the terms of your employment letter agreement with The Travelers Companies, Inc. (the “Company”), dated as of December 19, 2008 (the “Employment Agreement”), as set forth below.  Capitalized terms used herein without definition have the meanings assigned to such terms under your Employment Agreement.  Effective as of the date hereof, the Employment Agreement shall be amended as follows:

•                  The first sentence of Section 5 of the Employment Agreement is hereby amended to remove the minimum amount for your Annual Equity Grant.  Accordingly, the following words shall be stricken from the end of such sentence: “with a then present value equal to not less than $6.25 million (such value to be based on a Black-Scholes valuation, in the case of options and similar awards, and on a valuation method mutually acceptable to you and the Committee, in the case of other awards)”.

•                  Section 10 of the Employment Agreement (which gives you the right to receive a potential Gross Up Payment to be made whole for any excise taxes that you might incur under Section 4999 of the Code in the event that payments to you are considered “excess parachute payments” under Section 280G of the Code) is hereby stricken in its entirety.

Except as set forth above, the terms of your Employment Agreement shall continue in full force and effect.

Sincerely,

THE TRAVELERS COMPANIES, INC.

	By:	/s/ Donald J. Shepard
Name: Donald J. Shepard
Title: Director
Agreed and accepted
as of the date first written above:

/s/ Jay S. Fishman
Jay S. Fishman